Exh. 10.1
Retirement Benefits Policy
Administration — In order to be eligible for this Retirement Benefits Policy (the “Policy”), the employee must meet the eligibility requirements stated below. The Compensation and Corporate Governance Committee (the “Committee”) shall determine eligibility pursuant to the Policy and shall have full discretion to administer, make exception to and grant benefits according to the Policy.
Retirement Eligibility
•	Age of at least 55.

•	Service with ENCY of at least five full years computed from starting date of employment.

•	A total of age and years of service equal to 65.
Stock Options
•	Vesting
•	Options which are fully vested shall not be modified by this policy.

•	At least five and less than ten years of service — vest all options, not already fully vested, as of retirement date (last day of service), that would have vested in next 12 months following retirement date. All remaining unvested options will expire pursuant to the stock option plan from which they were granted.

•	Greater than ten years of service — 100 percent vesting, as of retirement date, on all unvested options.
Restricted Common Stock
•	At least five and less than ten years of service — vest all restricted common stock, as of retirement date, that would have vested in the 12-month period following retirement date. All remaining unvested restricted common stock shall be forfeited as of retirement date as stated in the plan from which they were granted.

•	At least ten years of service — 100 percent vesting as of retirement date on all unvested restricted common stock.
Accrued Vacation
•	At least five years of service — payment for all unused vacation time up to a maximum of four weeks. Vacation paid shall not extend actual date of retirement.